The Code of Ethics is property of Ballast Asset Management, LP, and must be returned to BAM should an employee’s association with Firm terminate for any reason. The contents of the Code outline part of the Firm’s Compliance Program per SEC mandates and houses BAM policies directed at providing services to BAM clients with the utmost integrity. This document is not exhaustive and supplemental policies and procedures may be developed internally to further elaborate on practices outlined in the Compliance Manual.

CODE OF ETHICS

Ballast Asset Management, LP

2301 Cedar Springs Road

Suite 450

Dallas, Texas 75201

Telephone: (469) 420-5220

November 2020

Ballast Asset Management Code of Ethics

Contents

1	Purpose and Scope	3
2	General Principles	3
3	Reporting Violations and Whistleblower Policy	4
4	Conflicts of Interest	4
5	Outside Business Activities	5
6	Gifts & Entertainment	6
7	Political Contributions	7
8	Protecting Confidential Information	8
9	Personal Securities Trading	10
10	Reporting Requirements	11
11	Administration	13
12	Recordkeeping Requirements	13
13	Disclosure of the Code of Business Conduct & Ethics	14

Glossary		15

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Ballast Asset Management Code of Ethics

1	Purpose and Scope

BAM is an investment adviser [registered with the SEC pursuant to the Advisers Act]. BAM acts as an investment adviser to investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”). We currently serve as adviser to the Ballast Small/Mid Cap Fund (“ETF”).

In accordance with Rule 204A-1 under the Advisers Act and Rule 17j-1 under the 1940 Act, BAM has adopted a Code of Business Conduct and Ethics (the “Code of Ethics” or “Code”). The Code of Ethics establishes high ethical standards, which are essential for the success of the Firm and for maintaining the confidence of its clients.

The Code sets forth the general fiduciary principles and standards of business conduct to which all of the Firm’s Supervised Persons & Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Supervised Persons & Access Persons, as defined herein, from engaging in conduct prohibited by the Act and establishes reporting requirements for these Supervised Persons & Access Persons. Specifically, the Code of Ethics addresses: (1) improper personal trading by Supervised Persons & Access Persons; (2) improper use of material non-public information by the Firm or its employees; (3) identifying conflicts of interest; and (4) resolution of actual or potential conflicts.

Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in the Glossary. It is common for an individual to be considered both a Supervised Person & Access Person, although they may be considered either one of the other.

While the Code does not address every possible situation that may arise, Supervised Persons & Access Persons are responsible for exercising good judgement, applying ethical principles, and bringing potential violations of the Code to the attention of the CCO. If a potential violation involves the activities of the CCO, Access Persons & Supervised Persons should contact the Chief Executive Officer (“CEO”). To this end, Supervised Persons & Access Persons shall read and understand the Code and uphold its standards in their day-to-day activities at BAM.

Nothing in this Code prohibits a Supervised Person or Access Person from reporting possible securities laws violations or any other disclosure that is protected by “whistleblower” laws or regulations to any governmental agency or entity, including, but not limited to the US Department of Justice, the SEC, or any other entity.

2	General Principles

BAM’s policy is to act in the best interest of its clients and on the principles of full disclosure, good faith, and fair dealing. BAM recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that the Firm, consistent with other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of the clients. BAM and its Supervised Persons & Access Persons must seek to avoid situations that may result in potential or actual conflict of interest with these duties. To this end, the Firm and its Supervised Persons & Access Persons must adhere to the following principles:

•	Comply with the Code and all applicable Federal and state laws and regulations
•	Always observe the highest standard of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit, and intent of all relevant laws and regulations
•	Be loyal to clients and always place their interests first
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Ballast Asset Management Code of Ethics

•	Have a reasonable basis for the investment advice and decisions it makes for its clients
•	Ensure that its investment decisions are consistent with the client’s investment objectives, policies, and any disclosures made to clients
•	Maintain confidentiality of all information while employed with BAM
•	To conduct security and monetary transactions in a manner that avoids the actual, or appearance of, conflicts of interest or abuses of an Employee’s position of trust and responsibility
•	Avoid actions or activities that create, or appear to create, a conflict of interest between the Employee and the Firm and/or that bring into question an Employee’s independence or judgment

3	Reporting Violations and Whistleblower Policy

BAM treats violations of this Code very seriously. If a Supervised Person or an Access Person violates this Code, the Firm may take disciplinary measures against them, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of trades, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. This Code may also be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person or Access Person’s conduct can violate this code even if no clients were harmed by the conduct.

Furthermore, Supervised persons must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or another firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

•	Noncompliance with applicable laws, rules, and regulations
•	Fraud or illegal acts involving any aspect of the firm’s business
•	Material misstatements in regulatory filings, internal books and records, client records or reports
•	Activity that is harmful to clients, including fund shareholders
•	Deviations from required controls and procedures that safeguard clients and the firm; and
•	Violations of the firm’s Code of Ethics

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

If there is any doubt or uncertainty about what this code requires or permits, contact the CCO. Alert the CCO of any issues reasonably believed to place the Firm at risk.

4	Conflicts of Interest

Supervised Persons & Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person & Access Person’s personal interest and the interests of BAM or their clients. A potential conflict of interest exists whenever a Supervised Person or Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Firm or any of its clients. A conflict of interest may also exist where the Supervised Person or Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person or Access Person has a friendship or other personal relationship.

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Ballast Asset Management Code of Ethics

In such situations, Supervised Persons & Access Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Firm or any of its clients and the customer involved. Supervised Persons & Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

a.	Conflicts of Interest Between the Firm and Clients

If a Supervised Person or Access Person becomes aware of a situation where the Firm’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

All Supervised Persons and Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Supervised Person & Access Person should determine whether a reasonable, disinterested observer (e.g. investor, supplier, broker, an acquaintance, examiner or a government representative) would have grounds to believe that:

(a)	The Firm was serving its own interests or one client’s interest at the expense of another.

(b)	Business with clients or the Firm was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on its merits.

If a Supervised Person or Access Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Supervised Person or Access Person should inform the COO immediately.

5	Outside Business Activities

Supervised Persons & Access Persons must not engage in activities that create, or appear to create, conflict of interest or otherwise might jeopardize the integrity or reputation of BAM. Supervised Persons or Access Persons are prohibited from receiving compensation from third-parties for speaking engagements on investment-related topics. Additionally, certain outside business activities (“OBAs”) require pre-approval. Supervised Persons & Access Persons should promptly notify the CCO of any other circumstances arising that may create, or appear to create, a conflict of interest or otherwise my jeopardize the integrity or reputation of the Firm or its clients.

Supervised Persons & Access Persons must receive pre-approval for the following Outside Business Activities by the CCO before engaging, regardless of whether compensation is received:

•	Employment, teaching assignments, lectures, publication of articles, or media appearances (such as radio, television, or podcast interviews)
•	Speaking engagements of any type on investment related topics
•	An executive or control position (e.g. officer, director, manager, managing member, general partner) where the Supervised Person or Access Person is in the position to control or influence investable assets
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Ballast Asset Management Code of Ethics

•	Any other situations or circumstances arising that may create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of BAM and its clients. This generally includes:
o	Any activities outside of BAM for which a Supervised Person or Access Person is compensated
o	Any activities which take up a material amount of a Supervised Person or Access Person’s time, generally understood to be more than ten (10) hours per week, or
o	Any activities that are investment related.

a.	Pre-approval

To request pre-approval, Supervised Persons & Access Persons must submit an OBA request via the Firm’s automated compliance system.

Furthermore, all Supervised Persons & Access Persons are required to complete an Outside Business Activities Questionnaire upon hire and annually thereafter.

b.	Immediate Family

While the Firm does not require pre-approval of the OBAs undertaken by a Supervised Person or Access Person’s immediate family, the Supervised Person or Access Person must contact the CCO if he or she believes the outside activity by their Immediate Family could create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity and reputation of the Firm, its affiliates, or clients.

6	Gifts & Entertainment
a.	Gifts

No Supervised Persons may give or receive on their own behalf or on behalf of the Firm any gift or other accommodations which has a value in excess of the de minimis amount, $250 from any vendor, broker, public company, securities salesman, client or prospective client of BAM. No Supervised Persons may access cash gifts or cash equivalents from any such person. This prohibition applies equally to gifts to the members of the Family/Household of a Supervised Person. Any gift of accommodation in excess of the de minimis amount must be submitted to the CCO for approval prior to acceptance via the Firm’ automated compliance system. The CCO will maintain documentation of all such requests and resulting approval or denials.

No Supervised Persons may give on their own behalf or on behalf of BAM any gift or other accommodation to a prospective client that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

b.	Entertainment

Payment for entertainment or meals where the Supervised Person is not accompanied by the person purchasing the entertainment or meal is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the hose is present is generally permitted. However, the acceptance of a particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgement of the individuals attending the event is considered inappropriate and should be refused. Individuals involved in the purchase of equipment, supplies, and services, may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

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Ballast Asset Management Code of Ethics

The Firm’s established de minimis for entertainment is $500. Any entertainment in excess of the de minimis must be submitted to the CCO for approval prior to acceptance via the Firm’s automated compliance system. The CCO will maintain documentation of all such requests and resulting approval or denials.

7	Political Contributions

Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisor contracts with government entities (known as “pay-to-play”). Rule 206(4)-5 of the Advisers Act is designed to curb the influence of “pay-to-play” practices by investment advisers with respect of government entities, including all state and local governments, their agencies and instrumentalities, as well as, all public pension plans and other collective government funds. In 2010, the SEC adopted a rule that substantially restricts contributions and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

1.	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make political contribution to an elected official who is in a position to influence the selection of the adviser.

2.	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

3.	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

If BAM is deemed to have made a political contribution to an elected official who is in a position to influence the selection of the Firm as an investment adviser, then the Firm will be prohibited from receiving compensation from such government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in a private investment fund for which the Firm provides investment advisory services.

It should be noted that Rule 206(4)-5 provides certain exceptions to the two-year timeout for the following de minimis contributions:

•	Aggregate political contributions of $350 or less (per election) for candidates or officials for whom the Employee is entitled to vote; and
•	Aggregate political contributions of $150 or less (per election) for candidates or officials for whom the Employee is not entitled to vote.

Political contributions subject to this policy include political contributions to incumbents, candidates or successful candidates for elective office of a government entity and to state and local political parties, political action committees and any other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code. This includes contributions to a candidate for federal office who is a state or local official at the time of the contribution (e.g., a state governor running for U.S. Senate).

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Ballast Asset Management Code of Ethics

Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. §414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Separation of Political and Employment Activities: All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to Adviser. Supervised Persons may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.

No Contributions on Behalf of Ballast Asset Management, LLC: Access Persons may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his or her designee.

a.	Pre-Approval of Contributions

The above rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. All requests in excess of $150 must be pre-cleared via the Firm’s automated compliance system, regardless of whether the Supervised Person or Access Person is able to vote for the candidate.

Rule 206(4)-5 defines a “contribution” to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state, or local office, including payments for debts incurred in such an election. Non-monetary donations, such as volunteering time or space to host fundraising events may also be considered “contributions” and should be submitted to the CCO for pre-approval.

Supervised Persons & Access Persons will be required to disclose political contributions annually and on an ongoing basis.

8	Protecting Confidential Information

The Firm and its personnel may have access to confidential information about clients, investment advice provided to clients, securities transactions being affected for client accounts and other sensitive information.

Confidential information is information that employees create, develop, receive, use, learn, or have access to by virtue of employment with BAM that is not generally known by the public and that is of sufficient sensitivity that loss or unauthorized disclosure or access could result in legal, regulatory, or reputational harm to BAM or its clients.

In addition, from time to time, each Firm or its personnel may come into possession of information that is “material” and “nonpublic” (each as defined below) concerning a company or the trading market for its securities.

Employees must protect all confidential information, regardless of its form or format, from the time of its creation or receipt until its authorized disposal. In particular, employees must only access confidential information as needed and when authorized to see; transmit confidential information only to Firm employees and agents with a legitimate business reason to know it and take reasonable measures to prevent unauthorized persons from obtaining confidential information.

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Ballast Asset Management Code of Ethics

BAM’s employee’s obligation to protect confidential information continues even after leaving the Firm.

a.	Protecting Material, Non-Public Information

Section 204A of the Firms Act requires that a Firm establish, maintain and enforce written policies and procedures reasonably designed to prevent a Firm and its access persons from misusing material, nonpublic information. Supervised Person violations of the laws against insider trading and tipping can expose each Firm and any Supervised Person involved to severe criminal and civil liability. In addition, each Firm and its personnel have ethical and legal responsibilities to maintain the confidences of the Firm’s clients, and to protect as valuable assets confidential and proprietary information we have developed or that have been entrusted to us.

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision with respect to the subject entity. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities.

Example: information that the Firm is considering whether to buy or sell a publicly traded security of a company or is going to make a trade or has just made a trade of that security should be treated as material information.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments. Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material.

No simple test exists to determine when information is material. An assessment of materiality involves a custom-designed line of inquiries. If you are uncertain as to whether certain information is material, you should consult with the CCO prior to making any comment to a third party.

Non-public information is information that is not generally available to the investing public. Information is “public” when it has been disseminated broadly to investors in the marketplace.

Example: information is public after it has become available to the general public through a public filing with the SEC or some other government agency or some publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

If the information is not available in the general media or in a public filing, it should be treated as non-public. Employees that are uncertain as to whether certain information is non-public should consult with the CCO prior to making any comment to a third party.

Supervised Persons are prohibited from disclosing material, non-public, and other confidential information to any person, except to the extent that the person has a bona find “need-to-know” in order to carry out BAM’s business, including management and supervisory functions and the administration of the Firm’s compliance policies and procedures.

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Ballast Asset Management Code of Ethics

Even after trading in a security has been restricted, the dissemination of material, non-public, or confidential information concerning or relating to the security should continue to be on a need-to-know basis only.

9	Personal Securities Trading

Rule 204A-1 of the Advisers Act requires Access Persons to report security account holdings and transactions to the CCO, and to adhere to specific trading limitations as described herein. Supervised persons with access to nonpublic information regarding the portfolio holding of an affiliated mutual fund are also considered Access Persons. In general, Employees must conduct all securities transactions in full compliance with the Code of Ethics and should not take any action in connection with securities transactions that could cause even the appearance of unfairness or impropriety relative to clients. Ambiguous situations should be promptly brought to the attention of the CCO and should be resolved in favor of Client interests. If a Supervised Person has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, this doubt should be resolved against taking this action.

This Code is designed to allow Supervised Persons to engage in personal securities transactions while protecting its clients and fund investors, the Firm, and themselves from activity that could result in a violation of securities laws or from real or apparent conflicts of interest. In general, the Code requires all Supervised Persons to:

•	Place the interest of clients and fund investors, the interest of the Firm, and the integrity of the investment profession above their own personal interests.
•	Promote the integrity of, and uphold the rules governing, global capital markets.

Key Definitions

Access persons must submit holdings and transaction reports for “reportable securities1” in which the access person has, or acquires, any “direct or indirect beneficial ownership.” “Beneficial owner” is defined as any person who directly or indirectly has or shares direct or indirect pecuniary interest in relevant securities. This interest extends to Access Persons’ immediate family members as well. The following securities are not treated as reportable securities:

•	Direct obligations of the U.S. Government
•	Bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high-quality short-term debt instruments
•	Shares of money market funds
•	Shares of open-end funds, unless the adviser or a control affiliate acts as the investment adviser or principal underwriter for the fund
•	Shares of unit investment trusts (“UITs”) that are invested exclusively in unaffiliated open-end funds

In addition to the exceptions set forth in the rule, the SEC staff has taken the position that investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code of 1986 (“529 Plans”) present little opportunity for the type of improper trading that access person reports are designed to uncover, and therefore investments in 529 Plans are not considered reportable securities under Rule 204A-1.

[1]	Section 202(a)(18) of the Advisers Act defines “reportable securities.”
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Ballast Asset Management Code of Ethics

As a technical matter, shares in UIT exchange-traded funds are “reportable securities,” whereas shares in open-end exchange-traded funds are not, in accordance with the exclusion found in Rule 204A-1(e)(10)(iv) under the Advisers Act. However, the SEC staff recommends treating shares in all exchange-traded funds as reportable securities subject to Rule 204A-1.

“Covered Accounts” include all brokerage accounts for which the Supervised Person has a direct or indirect beneficial interest and such account(s) have the ability to trade in Reportable Securities, as defined above.

a.	Pre-Clearance

Access Persons must receive pre-clearance approval from the CCO to buy or sell securities for their personal accounts at or around the same time as clients. This may provide an opportunity for Access Persons to buy or sell securities before or after recommending securities to clients resulting in representatives profiting off the recommendations they provide to clients. Such transactions may create a conflict of interest. In order to mitigate this potential conflict of interest, Access Persons will either transact clients’ transactions before their own or will transact alongside clients’ transactions in block trades, when similar securities are being bought or sold.

Further mitigating this conflict of interest, Access Persons must receive pre-clearance before placing trades in their Covered Accounts. Access persons must also receive pre-clearance for initial public offerings (“IPOs”), and private placements that are exempt from registration under Sections 4(2) or 4(5) of the Securities Act of 1933 or Rules 504, 505, and 506 thereunder.

Access Persons will submit preclearance requests through the Firm’s automated compliance management system.

Option Transactions

Investment personnel are prohibited from purchasing options, unless pre-cleared by the CCO.

Short Sales

Investment personnel are prohibited from selling any security short, in their own accounts, that is owned by any client of the firm, except for short sales “against the box”, unless pre-cleared by the CCO.

10	Reporting Requirements

All Supervised Persons & Access Persons must acknowledge withing the automated compliance system that they have received, read, and understood this Code and renew that acknowledgement on an annual basis. As part of the annual review, Supervised Persons & Access Persons will be required to make certifications that they have complied in fact with this Code during the prior year.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These immutable provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs, ICOs and Limited Offerings and that the definition of Access Persons include all members of the Board of Directors or its equivalent.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to all Supervised Persons & Access Persons.

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Ballast Asset Management Code of Ethics

PERSONAL TRADING

Access Persons are required to report their personal securities holdings and transactions on a regular basis as explained below. All holdings and transactions reports will be maintained in the Firm’s automated compliance system.

Initial and Annual Holding Reports. Access persons must complete a report of their current securities holdings within 10 days of hire or the time the employee becomes an access person and at least once a year thereafter.

Quarterly Transaction Reports. All Supervised Persons are required to submit copies of quarterly brokerage statements (within 30 days of the quarter end) of Covered Accounts for compliance review. Each Supervised Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.

Brokerage feeds may be set up in the Firm’s automated compliance management system to satisfy the first part of this requirement.

Exceptions from Reporting Requirements. Access Persons are not required to submit:

•	Holdings reports and quarterly transaction reports for securities held in accounts over which the access person has no direct or indirect influence or control.
•	Quarterly transaction reports for transactions effected pursuant to an automatic investment plan.
•	Quarterly transaction reports that would duplicate information included in account statements or confirmations.

Review of Reports. Upon receipt of the Initial, Annual, or Quarterly reports, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing, or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

•	Securities currently on the Restricted list
•	Initial public offerings
•	Private placements
•	Any securities that may be potentially affected by inside information that the Firm or Access person may possess
•	Market timing
•	Front running
•	Participating in block trades to the disadvantage of clients
•	Trading activities in contravention to advice given to the clients.

Personal holdings and transaction reports will be reviewed by the CCO or delegate within a period of time specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the Code.

Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall maintain documentation of all reviews with the Firm’s books and records.

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CODE OF ETHICS

Annual Code of Ethics Certification. All Supervised Persons must certify annually to the CCO that they have read and understood the Code; that they have complied with all requirements of the Code and that they have provide the CCO with all transactions required to be reported under the Code. The CCO will ensure that each Supervised Person has continued access to the current copy of the Code.

CONFLICTS OF INTEREST

Annual Disciplinary Certification. All Supervised Persons must communicate any legal, regulatory, or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person is required to complete.

Outside Business Activity Certification. All Supervised Persons are required to certify all Outside Business Activity annually, at the direction of the CCO or delegate.

11	Administration

The CCO is responsible for the administration of the Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. If there is any doubt as to the propriety of any activity or to whether a Federal securities law or State securities law applies, Employees should consult with the CCO. The CCO may rely upon the advice of outside legal counsel and/or compliance consultants in administering the Code of Ethics.

In each case where the Code of Ethics of Ethics assigns a responsibility to the CCO, the CCO may, in his discretion, designate one or more persons to assist the CCO with, or to be responsible for, such responsibility (subject to and under the direction of the CCO).

NEW EMPLOYEES

In general, New Employees shall be trained according to the duties assigned to their position by a person in the Firm with the experience to properly provide background and training. The CCO is responsible for ensuring that newly associated persons are properly trained in all compliance matters.

a.	Waiver of Code Provisions

The CCO has the discretion to grant a waiver of any provision of the Code of Ethics. The basis upon which any waiver is granted by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Firm’s books and recordkeeping policies.

Additionally, persons associated with the Firm that would otherwise fall within the definition of Access Person due to such person’s status with the Firm may be deemed by the CCO to not be an Access Person for certain selected provisions of the Code of Ethics. The basis upon which any such person is deemed not to be an Access Person by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Firm’s books and recordkeeping policies.

12	Recordkeeping Requirements

Rule 204-2(a) of the Advisers Act requires advisers to maintain the following records for a period of five (5) years, or as otherwise noted below:

1.	A copy of any Code that is currently in effect of any Code that was in effect at any time within the prior five (5) years, including any amendments thereto.
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2.	A record of any violation of the Code, and any actions taken in response to such violations.
3.	A record of all written acknowledgements of receipt of the Code and any amendments for each person who is currently, or within the past five (5) years was, a Supervised Person of the investment adviser.
4.	A record of all holdings and quarterly transaction reports made by Access Persons, including any account statements or trade confirmations provided in lieu of transaction reports.
5.	A record of names of all current Access persons, any persons who were Access Persons during the preceding five (5) years.
6.	A record of any decision, and the reason supporting the decision, to approve an Access Person’s participation in an IPO or limited offering for a period of five (5) years from the end of the fiscal year from which the approval is granted.

13	Disclosure of the Code of Business Conduct & Ethics

BAM describes the Code of Ethics in its Form ADV Part 2A Brochure and, upon written request, furnishes investors with a copy of the Code of Ethics.

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Glossary

Access Person.	Includes all employees, officers, directors and members of Ballast Asset Management, LP and any other persons designated by the CCO, who have access to nonpublic information regarding the purchase or sale of securities by, or the securities holdings of, any Advisory Client of the Firm or who are involved in making such recommendations that are not publicly known.

Advisers Act.	The Investment Advisers Act of 1940, as amended.

Advisory Representative.	An Employee that (1) makes any recommendations regarding securities; (2) manages accounts of clients; (3) determines which recommendation or advice regarding securities should be given; (4) solicits or sells investment advisory services, or (5) supervises employees who perform any of the foregoing.

AML.	Anti-Money Laundering.

Associated Person.	A person associated with an investment adviser means any partner, officer, or director of such investment adviser (or any person performing similar functions), or any person directly or indirectly controlling or controlled by such investment adviser, including any employee of such investment adviser, except persons associated with an investment adviser whose functions are clerical or ministerial shall not be included in the meaning of such term.

Assessment.	The process of identifying core business areas and processes, completing an inventory and analyzing systems supporting the core business areas, prioritizing their conversion or replacement, identifying risks and the necessary resources.

Beneficial Ownership.	Interpreted by reference to Rule 16a-1 under the U.S. Securities Exchange Act of 1934, as amended. Under the Rule, a personal is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a security. The term “pecuniary interest” means the opportunity, direct or indirectly, to provide or share in any provide derived from a transaction in the subject securities. For example, an employee should consider him or herself the beneficial owner of securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power.

“Beneficial ownership” for purposes of Access Person personal trading includes discretionary advisory relationships, trusts or other arrangements, which name an Access Person as beneficiary, and control relationships, subject to applicable exceptions (i.e. blind trusts).

Brokerage Services.	Relating to the execution of securities transactions that occur between the time an order is transmitted to a broker-dealer and the end of the clearance and settlement of the transaction, such as: execution clearing and settlement services, post-trade matching of trade information, exchange of messages among broker-dealers, custodians and institutions related to the trade, routing settlement instructions to custodian banks and clearing agents, electronic confirmation and affirmation of institutional trades, short term custody, communication services related to the execution, clearing and settlement of securities transactions that involve dedicated lines, trading software to route orders, algorithmic trading software, and software to transmit orders to direct market access systems.

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Ballast Asset Management Code of Ethics

Business Area.	A grouping of business functions and processes that result in the production of specific outputs or services.

Client.	Includes any person or entity for which the Firm provides investment advisory services.

Client Accounts.	Client Accounts include all accounts managed by the Firm.

Code of Ethics/Code	Refers to this Code of Ethics adopted by the Firm.

Control.	Refers to the power to exercise a controlling influence over the management or policies of a Firm, unless such power is solely the result of an official position with such Firm.

Convicted.	The term includes a verdict, judgment, or plea of guilty, or a finding of guilt on a plea of nolo contendere, if such verdict, judgment, plea, or finding has not been reversed, set aside, or withdrawn or not sentence has been imposed.

Covered Security.	Anything that is considered a “security” under the Investment Advisers Act of 1940. This is a very broad definition of security. It includes most kinds of investment instruments, including those that may not ordinarily be thought of as “securities,” such as: all options (whether on securities, on indexes or on currencies); investments in all kinds of limited partnerships; investments in § 1256 contracts; investments in closed-end funds; investments in foreign unit trusts and foreign mutual funds; and investments in private investment funds, hedge funds and investment clubs.

Employee.	Refers to all employees, supervised persons, associated persons, investment professionals, officers and directors associated with the Firm.

Employee Account.	Includes any personal account of an employee, any joint account in which the employee has an interest, any account in which the employee is a tenant in common with another person; and any other account over which the employee has investment discretion or may otherwise exercise control or in which the employee has a direct or indirect beneficial or financial interest, including the accounts of entities controlled directly or indirectly by the employee, trusts for the benefit of the employee or for which the employee acts as trustee, executor or custodian.

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Ballast Asset Management Code of Ethics

Employee-Related Account.	Includes the following accounts if maintained by the Firm; the accounts of an employee's family members including but not limited to, an employee's spouse, children, grandchildren, parents, grandparents, siblings and in-laws; the account of any person who resides with or receives support from the employee; and any account for the benefit of any member of an employee's family other than an account defined by these policies and procedures as an employee account.

FATF.	FATF means the Financial Action Task Force, an inter-governmental body whose purpose is the development and promotion of policies, both at national and international levels, to combat money laundering. FATF is a “policy- making body” which works to generate the necessary political will to bring about national legislative and regulatory reforms to combat money laundering.

Federal Securities Laws.	The U.S. Federal securities laws applicable to BAM’s business,

including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, as amended, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1973, as amended, as it applies to investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

FINRA.	Financial Industry Regulatory Authority.

Firm.	Refers to Ballast Asset Management, LP.

Focus List.	A subset of the ASL and represents the equity securities most prominently recommended in clients’ accounts.

Foreign Bank.	Foreign Bank means an organization that (i) is organized under the laws of a foreign country; (ii) engages in the business of banking; (iii) is recognized as a bank by the bank supervisory or monetary authority of the country of its organization or principal banking operations; (iv) receives deposits to a substantial extent in a regular course of its business; and (v) has the power to accept dement deposits, but does not include the U.S. branches or agencies of a foreign bank.

Immediate Family.	The immediate family of any person includes parents, mother-in-law, father-in-law, spouse (except for legally separated or divorced spouse), brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in- law, children who are directly or indirectly dependents, and/or any other individuals living at the person’s principal place of residence and is significantly dependent on the person.

Initial Public Offering.	Refers to an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

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Ballast Asset Management Code of Ethics

Investment Professional.	An Investment Professional is each of the following:

(1) An employee of the Firm, or any of its affiliates, or of a Fund, who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of Securities by the Fund or other Client (including a portfolio manager, an investment counselor, and an investment analyst); and
(2) A natural person who controls the Firm, an affiliate of the Firm, or a Fund and who obtains information concerning recommendations made to the Fund or other Client with regard to the purchase or sale of securities by the Fund or other Client.

Every Investment Professional is also an Access Person.

Limited Offering.	Refers to an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505 or rule 506 under the Securities Act of 1933. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities).

Manual.	The Compliance Manual that has been adopted by the Firm.

Material Non-public Information.	Information that (i) has not been made generally available to the public, and (ii) for which there is a substantial likelihood that a reasonable investor would likely consider important in making his or her investment decisions, or that is reasonably certain to have a substantial effect on the price of a company’s securities.

Mission-Critical System.	The loss of these critical functions would cause an immediate stoppage or significant impairment to core business areas.

OFAC.	OFAC means the U.S. Office of Foreign Asset Control. The complete OFAC lists, including OFAC’s List of Specially Designated Nationals and Blocked Persons, may be accessed at http://www.treas.gov/ofac.

Restricted List.	The Restricted List is composed of companies whose securities are subject to research, sales or trading activity prohibitions.

SEC.	Refers to the Securities and Exchange Commission.

Securities.	Means notes, stocks, treasury stocks, bonds, debentures, evidences of indebtedness, certificates of interest or participation in any profit sharing agreement, collateral trust certificates, pre-organization certificates or subscriptions, transferable shares, investment contracts, voting trust certificates, certificates of deposit for a security, fractional undivided interests in oil, gas, or other mineral rights, puts, calls, straddles, options, or privileges on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or puts, calls, straddles, options, or privileges entered into on a national securities exchange relating to foreign currency, or, in general, any interests or instruments commonly known as "securities," or any certificates of interest or participation in, temporary or interim certificates for, receipts for, guarantees of, or warrants or rights to subscribe to or purchase any of the foregoing, but do not include shares issued by open-end investment companies registered under the Investment Firm Act of 1940, direct obligations of the government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.

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Ballast Asset Management Code of Ethics

Social Media.	Includes the various online technology tools that enable people to communicate via the internet to share information and resources. Social Media can include web-based or mobile text, audio, video, images, podcasts, wikis and other multimedia communications. Technologies include blogs, postings, presence, instant messages, and persistent chats.

State.	State means any State of the United States, the District of Columbia, Puerto Rico, the Virgin Islands, or any other possession of the United States.

Supervised Person.	Supervised Person refers to any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

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